EXHIBIT 10(aa)

FORM OF RESTRICTED STOCK AGREEMENT FOR NON-EMPLOYEE DIRECTOR
USED UNDER 2003 EQUITY COMPENSATION PLAN

Note: Prior to April 2004, the company's name as used herein was First Tennessee National Corporation
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Date: ___________	RESTRICTED STOCK AGREEMENT

Participant: _____________	For Non-Employee Director

Number of Shares: ___________

     Restricted Stock Agreement ("Agreement") made on and as of the date specified above by and between First Horizon National Corporation (the "Company") and the non-employee director whose name is specified above (the "Participant").

     In consideration of the covenants hereinafter set forth, the Company and the Participant agree as follows:

     1. Award. Pursuant to the terms of the First Horizon National Corporation 2003 Equity Compensation Plan (the "Plan"), the Company hereby grants to the Participant the number of shares specified above (the "Shares") of common stock of the Company, par value $0.625 per share (the "Common Stock"), subject to the Restrictions and other conditions hereinafter set forth. So long as any Shares are subject to the Restrictions set forth in Section 4 hereof, such Shares shall be deemed to be, and shall be referred to herein as, Restricted Shares.

     2. Certificates. Each certificate evidencing Restricted Shares shall be deposited with the Treasurer of the Company, accompanied by a stock power in blank executed by the Participant, or shall be held in book-entry form at the Company=s transfer agent, and shall bear the following legend:

     "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risk of forfeiture and restrictions on transfer) contained in the First Horizon National Corporation 2003 Equity Compensation Plan and a Restricted Stock Agreement entered into between the registered owner and First Horizon National Corporation. Release from such terms and conditions shall occur only in accordance with the provisions of such Plan and Agreement, a copy of each of which is filed with the Secretary of First Horizon National Corporation."

     3. Adjustments in Restricted Shares. The number of Restricted Shares covered by this Agreement shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, and may be proportionately adjusted, as determined in the sole discretion of the Board of Directors of the Company, for any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or to reflect any distributions to holders of shares of Common Stock other than regular cash dividends. Any new, additional or different shares to which the Participant shall be entitled in respect of Restricted Shares by reason of such adjustment shall be deemed to be Restricted Shares and shall be subject to the same terms, conditions, and restrictions as the Restricted Shares so adjusted.

     4. Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Shares, and the right to vote such Shares and to receive dividends thereon, may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, hedged or disposed of in any manner, whether voluntarily or involuntarily, including by operation of law (other than by will or the laws of descent and distribution) and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being collectively called the "Restrictions"), but the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Shares.

     5. Forfeiture of Restricted Shares. In the event that the non-employee director's directorship terminates for any reason other than death, disability (defined as total and permanent disability), retirement (defined as any termination not caused by death or disability after the attainment of age 65 or 10 years of service as a director of the Company), or a change in control of the Company (as defined in the Plan), all Shares which at the time are Restricted Shares shall be forfeited by the Participant to the Company without payment of any consideration by the Company, and neither the Participant, nor any successor, heir, assign or personal representative of the Participant, shall have any further right to or interest in such Restricted Shares of the certificate or certificates evidencing them.

     6. Lapse of Restrictions.

           (a) Subject to clause (b) of this Section 6, the Restrictions shall lapse with respect to Restricted Shares in accordance with the following schedule:

Date	Number of Shares
--------	-----------------------------

[vesting schedule is ten equal annual installments beginning on the last day of the month in which the first anniversary of the grant date falls]

           (b) If the Participant's directorship ends as a result of death, disability, retirement, or a change in control of the Company, all Restrictions shall forthwith lapse as to all restricted Shares.

           (c) Upon lapse of the Restrictions in accordance with this Section 6, new certificates evidencing the Shares with respect to which the Restrictions have lapsed without the foregoing restrictive legend shall be issued to the Participant or his legal representative, against cancellation of the legended certificates, or, if applicable, the Company=s transfer agent shall be directed to remove the legend from Shares held in book-entry form. Each such new certificate, and any Shares held in book-entry form, shall, if applicable, bear a legend reflecting any restrictions upon the transferability of such Shares imposed by law, such as the Securities Act of 1933.

     7. Withholding Requirements. Whenever payments hereunder are to be made in cash, or Restrictions lapse with respect to Restricted Shares, the Company shall have the right to withhold from sums due to the Participant (or to require the Participant to remit to the Company) an amount sufficient to satisfy any federal, state, or local withholding tax requirements prior to making such payments or delivering any certificate evidencing such Shares.

     8. Tax Elections. The Participant agrees not to make an election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his gross income for federal income tax purposes the value of the Restricted Shares in the year in which this Agreement is made.

     9. Effect on Continuation of Service. Nothing contained in this Agreement shall confer upon the Participant the right to continue as a director of the Company or affect any right which the Company may have to terminate the directorship of the Participant.

     10. Amendment. This Agreement may not be amended except with the consent of the Board and by a written instrument duly executed by the Participant and the Company.

     11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

     12. Plan Governs. This Agreement and the award of Restricted Shares evidenced hereby are subject to all applicable terms and provisions of the Plan. In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

     IN WITNESS WHEREOF, each of the Company and the Participant has executed and delivered this Agreement as of the day and year first above written.

FIRST HORIZON NATIONAL CORPORATION

By: _____________________________ [Authorized Officer] [Title]

ATTEST
By: _________________________ [Name, title]
_________________________________ Participant

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